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                                 VAN ECK FUNDS

                              AMENDMENT NO. 1 TO

                  AMENDED AND RESTATED MASTER TRUST AGREEMENT

     Amendment No. 1 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3, 1985) of Van Eck Funds, made at New York, New York, this 28th day of February, 1992.

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Section 7.3 of the Amended and Restated Master Trust Agreement dated February 6, 1992 (the "Agreement") of the Van Eck Funds (the "Trust") provides that the Agreement may be amended at any time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

     WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate series of Shares of the Trust; and

     WHEREAS, a majority of Trustees of the Trust have duly approved this amendment to the Agreement and authorized the same to be filed with the
Secretary of State of the Commonwealth of Massachusetts.
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     NOW, THEREFORE, the undersigned David McClean, the duly elected and serving
Assistant Secretary of the Trust, pursuant to the authorization described above, hereby declares that Section 4.2 of the Agreement and all other appropriate references in the Agreement are amended to redesignate two series of Shares, Short-Term World Income Fund and International Equities Fund, as the "Short-Term World Income Fund-C" and "International Growth Fund," respectively.

     The initial paragraph of Section 4.2 of the Master Trust Agreement is amended to read as follows:

               "Section 4.2  Establishment and Designation of Sub-Trusts.
                             -------------------------------------------
          Without limiting the authority of the Trustees set forth in Section
          4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following seven Sub-Trusts: World Trends Fund, Gold/Resources Fund, U.S. Government Money Fund, World Income Fund, International Investors, Short-Term World Income Fund-C and International Growth Fund. Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

     WITNESS my hand and seal this 28th day of February, 1992.



                                        /s/ David McClean
                                        David McClean, Assistant Secretary

                                       2
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STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )

     Then personally appeared the above-named David McClean and acknowledged this instrument to be his free act and deed this 28th day of February, 1992.



                                         /s/ Henry G Neger
                                         Notary Public

                                         My Commission Expires: 12/31/93